Term sheet
To prospectus dated November 7, 2014,
prospectus supplement dated November 7, 2014,
product supplement no. 4a-I dated November 7, 2014 and
underlying supplement no. 1a-I dated November 7, 2014	Term Sheet to Product Supplement No. 4a-I Registration Statement No. 333-199966 Dated February 3, 2015; Rule 433

Structured Investments

$
Relative Value Notes Linked to the Capped Upside Return of an Equally Weighted Basket Consisting of the Financial Select Sector Index, the Health Care Select Sector Index and the Consumer Discretionary Select Sector Index and the Downside Return of the S&P 500® Index due February 24, 2016

General

•	The notes are designed for investors who seek a return of 1.11 times any appreciation of an equally weighted basket consisting of the Financial Select Sector Index, the Technology Select Sector Index and the Consumer Discretionary Select Sector Index, up to a maximum return on the basket of 22.20% at maturity, while being exposed to any depreciation of the S&P 500® Index. Investors should be willing to forgo any benefit from any appreciation of the S&P 500® Index. Investors should also be willing to forgo interest and dividend payments and, if the Capped Upside Return is not sufficient to offset the Downside Return, be willing to lose some or all of their principal.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.*
•	The payment at maturity is linked to any appreciation of the Upside Underlying, subject to the Maximum Return, and any depreciation of the Downside Underlying, as described below.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Underlyings:

An equally weighted basket (the “Upside Underlying”) consisting of the Financial Select Sector Index (Bloomberg ticker: “IXM”), the Health Care Select Sector Index (Bloomberg ticker: “IXV”) and the Consumer Discretionary Select Sector Index (Bloomberg ticker: “IXY”) and the S&P 500® Index (Bloomberg ticker: SPX) (the “Downside Underlying” and, together with the Financial Select Sector Index, the Health Care Select Sector Index and the Consumer Discretionary Select Sector Index, each, an “Index” and, collectively, the “Indices”). We refer to each of the Upside Underlying and the Downside Underlying as an “Underlying” and, collectively, as the “Underlyings.”

Upside Leverage Factor:	1.11
Payment at Maturity:	The payment at maturity on the notes will reflect the Upside Leverage Factor times any appreciation of the Upside Underlying, up to the Maximum Return, and any depreciation of the Downside Underlying. Accordingly, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 × (1 + Capped Upside Return + Downside Return)

You will lose some or all of your principal amount at maturity if the Capped Upside Return is not sufficient to offset the Downside Return. The Capped Upside Return will not be sufficient to offset the Downside Return if:

(a) each Underlying depreciates from its Initial Value to its Final Value,

(b) the Downside Underlying depreciates from its Initial Value to its Final Value while the Upside Underlying remains flat from its Initial Value to its Final Value,

(c) the Downside Underlying depreciates from its Initial Value to its Final Value by a greater percentage than the Upside Leverage Factor times the percentage by which the Upside Underlying appreciates from its Initial Value to its Final Value or

(d) the Downside Underlying depreciates from its Initial Value to its Final Value by a percentage that is greater than the Maximum Return.

For additional clarification, please see “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Underlyings?” in this term sheet.

Maximum Return:	22.20%. For example, if the Underlying Return of the Upside Underlying is equal to or greater than 20%, the Capped Upside Return will be equal to 22.20%, which, assuming the Downside Return is equal to 0%, entitles you to a maximum payment at maturity of $1,222 per $1,000 principal amount note that you hold.
Underlying Return:	With respect to each Underlying: (Final Value – Initial Value) Initial Value
Initial Value:	With respect to each Underlying, the Closing Value of that Underlying on the Pricing Date
Final Value:	With respect to each Underlying, the arithmetic average of the Closing Values of that Underlying on the Ending Averaging Dates
Closing Value:	On any relevant day, with respect to the Upside Underlying, the Basket Closing Level of the Upside Underlying on that day or, with respect to the Downside Underlying, the closing level of the Downside Underlying on that day
Basket Closing Level:

Set equal to 100 on the Pricing Date. On any subsequent day, the Basket Closing Level will be calculated as follows:

100 × [1 + (IXM Return × 1/3) + (IXV Return × 1/3) + (IXY Return × 1/3)]

The IXM Return, the IXV Return and the IXY Return set forth in the formula above refer to the returns for the Financial Select Sector Index, the Health Care Select Sector Index and the Consumer Discretionary Select Sector Index, respectively, from the Pricing Date to the relevant day, each of which is equal to (a) the closing level of the relevant Index on the relevant day minus the closing level of that Index on the Pricing Date divided by (b) the closing level of that Index on the Pricing Date.

Other Key Terms:	See “Additional Key Terms” on TS-1 of this term sheet.

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement no. 1a-I and “Selected Risk Considerations” beginning on page TS-6 of this term sheet.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this term sheet for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $10.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.

If the notes priced today, the estimated value of the notes as determined by JPMS would be approximately $981.50 per $1,000 principal amount note. JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $971.50 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

February 3, 2015

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 4a-I, underlying supplement no. 1a-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014, relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014 and underlying supplement no. 1a-I dated November 7, 2014. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I and “Risk Factors” in the accompanying underlying supplement no. 1a-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf
•	Underlying supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf
•	Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Capped Upside Return:	The Underlying Return of the Upside Underlying times the Upside Leverage Factor of 1.11, provided that the Capped Upside Return will not be greater than the Maximum Return or less than 0%.
Downside Return:	The Underlying Return of the Downside Underlying, provided that the Downside Return will not be greater than 0%. Because the Downside Return will never be greater than 0%, you will be exposed to any depreciation of the Downside Underlying, but you will receive no benefit from any appreciation of the Downside Underlying.
Pricing Date:	On or about February 6, 2015
Original Issue Date (Settlement Date):	On or about February 11, 2015
Ending Averaging Dates*:	February 12, 2016, February 16, 2016, February 17, 2016, February 18 and February 19, 2016 (the “Final Ending Averaging Date”)
Maturity Date*:	February 24, 2016
CUSIP:	48125UBU5
*	Subject to postponement in the event of certain market disruption events as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I.
JPMorgan Structured Investments —	TS-1
Relative Value Notes Linked to the Capped Upside Return of an Equally Weighted Basket Consisting of the Financial Select Sector Index, the Health Care Select Sector Index and the Consumer Discretionary Select Sector Index and the Downside Return of the S&P 500® Index

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Underlyings?

The following tables and examples illustrate the hypothetical total return at maturity or payment at maturity on the notes, assuming a range of performances for the Underlyings. The “total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns set forth below reflect the Initial Value of 100 for the Upside Underlying, the Upside Leverage Factor of 1.11 and the Maximum Return of 22.20% and assume an Initial Value of 2,000 for the Downside Underlying. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes. The numbers appearing in the following tables and the examples have been rounded for ease of analysis.

Scenario A: Each Underlying remains flat or appreciates from its Initial Value to its Final Value.

If each Underlying remains flat or appreciates from its Initial Value to its Final Value, the Capped Upside Return will reflect any appreciation of the Upside Underlying times the Upside Leverage Factor, subject to the Maximum Return, and the Downside Return will be equal to 0%, regardless of any appreciation of the Downside Underlying. The following table and examples illustrate the hypothetical total return at maturity or payment at maturity on the notes under these circumstances.

Final Value of the Upside Underlying	Underlying Return of the Upside Underlying	Capped Upside Return	Downside Return	Total Return
180.000	80.000%	22.200%	0.00%	22.200%
170.000	70.000%	22.200%	0.00%	22.200%
160.000	60.000%	22.200%	0.00%	22.200%
150.000	50.000%	22.200%	0.00%	22.200%
140.000	40.000%	22.200%	0.00%	22.200%
130.000	30.000%	22.200%	0.00%	22.200%
120.000	20.000%	22.200%	0.00%	22.200%
115.000	15.000%	16.650%	0.00%	16.650%
110.000	10.000%	11.100%	0.00%	11.100%
105.000	5.000%	5.550%	0.00%	5.550%
102.500	2.500%	2.775%	0.00%	2.775%
100.000	0.000%	0.0000%	0.00%	0.0000%

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: The Closing Value of the Upside Underlying increases from its Initial Value of 100 to a Final Value of 105. Because the Final Value of the Upside Underlying of 105 is greater than its Initial Value of 100 and its Underlying Return of 5% times the Upside Leverage Factor of 1.11 does not exceed the Maximum Return of 22.20%, the Capped Upside Return is equal to 5.55%. Because the Downside Underlying remains flat or appreciates from its Initial Value to its Final Value, the Downside Return is 0%. Accordingly, the investor receives a payment at maturity of $1,055.50 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + 5.55% + 0%) = $1,055.50

Example 2: The Closing Value of the Upside Underlying increases from its Initial Value of 100 to a Final Value of 150. Because the Final Value of the Upside Underlying of 150 is greater than its Initial Value of 100 and its Underlying Return of 50% times the Upside Leverage Factor of 1.11 exceeds the Maximum Return of 22.20%, the Capped Upside Return is equal to 22.20%. Because the Downside Underlying remains flat or appreciates from its Initial Value to its Final Value, the Downside Return is 0%. Accordingly, the investor receives a payment at maturity of $1,222 per $1,000 principal amount note, the maximum payment on the notes, calculated as follows:

$1,000 × (1 + 22.20% + 0%) = $1,222

Scenario B: Each Underlying remains flat or depreciates from its Initial Value to its Final Value.

If each Underlying remains flat or depreciates from its Initial Value to its Final Value, the Capped Upside Return will be equal to 0%, regardless of any depreciation of the Upside Underlying, and the Downside Return will reflect any depreciation of the Downside Underlying. Accordingly, under these circumstances, the investor will lose some or all of their principal amount at maturity. The following table and examples illustrate the hypothetical total return at maturity or payment at maturity on the notes under these circumstances.

Final Value of the Downside Underlying	Underlying Return of the Downside Underlying	Capped Upside Return	Downside Return	Total Return
2,000.00	0.00%	0.00%	0.00%	0.00%
1,900.00	-5.00%	0.00%	-5.00%	-5.00%
1,800.00	-10.00%	0.00%	-10.00%	-10.00%
1,600.00	-20.00%	0.00%	-20.00%	-20.00%
1,400.00	-30.00%	0.00%	-30.00%	-30.00%
1,200.00	-40.00%	0.00%	-40.00%	-40.00%
1,000.00	-50.00%	0.00%	-50.00%	-50.00%
800.00	-60.00%	0.00%	-60.00%	-60.00%
600.00	-70.00%	0.00%	-70.00%	-70.00%
400.00	-80.00%	0.00%	-80.00%	-80.00%
200.00	-90.00%	0.00%	-90.00%	-90.00%
0.00	-100.00%	0.00%	-100.00%	-100.00%
JPMorgan Structured Investments —	TS-2
Relative Value Notes Linked to the Capped Upside Return of an Equally Weighted Basket Consisting of the Financial Select Sector Index, the Health Care Select Sector Index and the Consumer Discretionary Select Sector Index and the Downside Return of the S&P 500® Index

The following example illustrates how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: The Closing Value of the Downside Underlying decreases from its Initial Value of 2,000 to a Final Value of 1,000. Because the Upside Underlying remains flat or depreciates from its Initial Value to its Final Value, the Capped Upside Return is 0%. Because the Final Value of the Downside Underlying of 1,000 is less than its Initial Value of 2,000 and its Underlying Return is -50%, the Downside Return is equal to -50%. Accordingly, the investor receives a payment at maturity of $500 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + 0% + -50%) = $500

Example 2: The Closing Value of the Downside Underlying decreases from its Initial Value of 2,000 to a Final Value of 0. Because the Upside Underlying remains flat or depreciates from its Initial Value to its Final Value, the Capped Upside Return is 0%. Because the Final Value of the Downside Underlying of 0 is less than its Initial Value of 2,000 and its Underlying Return is -100%, the Downside Return is equal to -100%. Accordingly, the investor receives a payment at maturity of $0 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + 0% + -100%) = $0

Scenario C: The Upside Underlying remains flat or appreciates from its Initial Value to its Final Value, while the Downside Underlying remains flat or depreciates from its Initial Value to its Final Value.

If the Upside Underlying remains flat or appreciates from its Initial Value to its Final Value, the Capped Upside Return will reflect any appreciation of the Upside Underlying times the Upside Leverage Factor, subject to the Maximum Return. If the Downside Underlying remains flat or depreciates from its Initial Value to its Final Value, the Downside Return will reflect any depreciation of the Downside Underlying. Accordingly, under these circumstances, the performances of the Underlyings will wholly or partially offset each other, and the investor will lose some or all of their principal amount at maturity if the Capped Upside Return is not sufficient to offset the Downside Return. The following table and examples illustrate the hypothetical total return at maturity or payment at maturity on the notes under these circumstances.

Final Value of the Upside Underlying	Underlying Return of the Upside Underlying	Capped Upside Return	Final Value of the Downside Underlying	Underlying Return of the Downside Underlying	Downside Return	Total Return
150.00	50.00%	22.200%	2,000.00	0.00%	0.00%	22.20%
150.00	50.00%	22.200%	1,900.00	-5.00%	-5.00%	17.20%
150.00	50.00%	22.200%	1,800.00	-10.00%	-10.00%	12.20%
150.00	50.00%	22.200%	1,500.00	-25.00%	-25.00%	-2.80%
150.00	50.00%	22.200%	1,000.00	-50.00%	-50.00%	-27.80%
150.00	50.00%	22.200%	0.00	-100.00%	-100.00%	-77.80%
120.00	20.00%	22.200%	2,000.00	0.00%	0.00%	22.20%
120.00	20.00%	22.200%	1,900.00	-5.00%	-5.00%	17.20%
120.00	20.00%	22.200%	1,800.00	-10.00%	-10.00%	12.20%
120.00	20.00%	22.200%	1,500.00	-25.00%	-25.00%	-2.80%
120.00	20.00%	22.200%	1,000.00	-50.00%	-50.00%	-27.80%
120.00	20.00%	22.200%	0.00	-100.00%	-100.00%	-77.80%
110.00	10.00%	11.100%	2,000.00	0.00%	0.00%	11.10%
110.00	10.00%	11.100%	1,900.00	-5.00%	-5.00%	6.10%
110.00	10.00%	11.100%	1,800.00	-10.00%	-10.00%	1.10%
110.00	10.00%	11.100%	1,500.00	-25.00%	-25.00%	-13.90%
110.00	10.00%	11.100%	1,000.00	-50.00%	-50.00%	-38.90%
110.00	10.00%	11.100%	0.00	-100.00%	-100.00%	-88.90%
105.00	5.00%	5.550%	2,000.00	0.00%	0.00%	5.55%
105.00	5.00%	5.550%	1,900.00	-5.00%	-5.00%	0.55%
105.00	5.00%	5.550%	1,800.00	-10.00%	-10.00%	-4.45%
105.00	5.00%	5.550%	1,500.00	-25.00%	-25.00%	-19.45%
105.00	5.00%	5.550%	1,000.00	-50.00%	-50.00%	-44.45%
105.00	5.00%	5.550%	0.00	-100.00%	-100.00%	-94.45%
100.00	0.00%	0.000%	2,000.00	0.00%	0.00%	0.00%
100.00	0.00%	0.000%	1,900.00	-5.00%	-5.00%	-5.00%
100.00	0.00%	0.000%	1,800.00	-10.00%	-10.00%	-10.00%
100.00	0.00%	0.000%	1,500.00	-25.00%	-25.00%	-25.00%
100.00	0.00%	0.000%	1,000.00	-50.00%	-50.00%	-50.00%
100.00	0.00%	0.000%	0.00	-100.00%	-100.00%	-100.00%

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: The Closing Value of the Upside Underlying increases from its Initial Value of 100 to a Final Value of 120, and the Closing Value of the Downside Underlying decreases from its Initial Value of 2,000 to a Final Value of 1,900. Because the Final Value of the Upside Underlying of 120 is greater than its Initial Value of 100 and its Underlying Return of 20% times the Upside Leverage Factor of 1.11 exceeds the Maximum Return of 22.20%, the Capped Upside Return is equal to 22.20%. Because the Final Value of the Downside Underlying of 1,900 is less than its Initial Value of 2,000 and its Underlying Return is -5%, the Downside Return is equal to -5%. Accordingly, the investor receives a payment at maturity of $1,172 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + 22.20% + -5%) = $1,172

Example 2: The Closing Value of the Upside Underlying increases from its Initial Value of 100 to a Final Value of 110, and the Closing Value of the Downside Underlying decreases from its Initial Value of 2,000 to a Final Value of 1,500. Because the Final Value of the Upside Underlying of 110 is greater than its Initial Value of 100 and its Underlying Return of 10% times the Upside leverage factor of 1.11 does not exceed the Maximum Return of 22.20%, the

JPMorgan Structured Investments —	TS-3
Relative Value Notes Linked to the Capped Upside Return of an Equally Weighted Basket Consisting of the Financial Select Sector Index, the Health Care Select Sector Index and the Consumer Discretionary Select Sector Index and the Downside Return of the S&P 500® Index

Capped Upside Return is equal to 11.10%. Because the Final Value of the Downside Underlying of 1,500 is less than its Initial Value of 2,000 and its Underlying Return is -25.00%, the Downside Return is equal to -25.00%. Accordingly, the investor receives a payment at maturity of $861 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + 11.10% + -25%) = $861

Example 3: The Closing Value of the Upside Underlying increases from its Initial Value of 100 to a Final Value of 105, and the Closing Value of the Downside Underlying decreases from its Initial Value of 2,000 to a Final Value of 1,900. Because the Final Value of the Upside Underlying of 105 is greater than its Initial Value of 100 and its Underlying Return of 5% times the Upside Leverage Factor of 1.11 does not exceed the Maximum Return of 22.20%, the Capped Upside Return is equal to 5.55%. Because the Final Value of the Downside Underlying of 1,900 is less than its Initial Value of 2,000 and its Underlying Return is -5%, the Downside Return is equal to -5%. Accordingly, the investor receives a payment at maturity of $1,005.50 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + 5.55% + -5%) = $1,005.50

Example 4: The Closing Value of the Upside Underlying increases from its Initial Value of 100 to a Final Value of 150, and the Closing Value of the Downside Underlying decreases from its Initial Value of 2,000 to a Final Value of 1,000. Because the Final Value of the Upside Underlying of 150 is greater than its Initial Value of 100 and its Underlying Return of 50% times the Upside leverage factor of 1.11 exceeds the Maximum Return of 22.20%, the Capped Upside Return is equal to 22.20%. Because the Final Value of the Downside Underlying of 1,000 is less than its Initial Value of 2,000 and its Underlying Return is -50%, the Downside Return is equal to -50%. Accordingly, even though the Upside Underlying appreciated by the same percentage that the Downside Underlying depreciated, because of the effect of the Maximum Return on the Capped Upside Return, the investor receives a payment at maturity of $722 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + 22.20% + -50%) = $722

Scenario D: The Upside Underlying remains flat or depreciates from its Initial Value to its Final Value, while the Downside Underlying remains flat or appreciates from its Initial Value to its Final Value.

If the Upside Underlying remains flat or depreciates from its Initial Value to its Final Value, the Capped Upside Return will be equal to 0%, regardless of any deprecation in the Upside Underlying. If the Downside Underlying remains flat or appreciates from its Initial Value to its Final Value, the Downside Return will be equal to 0%, regardless of any appreciation of the Downside Underlying. Accordingly, under these circumstances, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	TS-4
Relative Value Notes Linked to the Capped Upside Return of an Equally Weighted Basket Consisting of the Financial Select Sector Index, the Health Care Select Sector Index and the Consumer Discretionary Select Sector Index and the Downside Return of the S&P 500® Index

Selected Purchase Considerations

•	CAPPED APPRECIATION POTENTIAL — The notes provide the opportunity to enhance equity returns by multiplying a positive Underlying Return of the Upside Underlying by the Upside Leverage Factor, up to the Maximum Return of 22.20%. Accordingly the maximum payment at maturity is $1,222 per $1,000 principal amount note. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.
•	RETURN LINKED TO THE UNDERLYINGS — The return on the notes is linked to any appreciation of an equally weighted basket consisting of the Financial Select Sector Index, the Health Care Select Sector Index and the Consumer Discretionary Select Sector Index, subject to the Maximum Return, and any depreciation of the S&P 500® Index.

The Financial Select Sector Index is a modified market capitalization-based index that measures the performance of the financial sector of the S&P 500® Index. The Financial Select Sector Index includes companies in the following industries: diversified financial services; insurance; commercial banks; capital markets; real estate investment trusts; consumer finance; thrifts and mortgage finance; and real estate management and development. See “Annex A” below.

The Health Care Select Sector Index is a modified market capitalization-based index that measures the performance of the health care sector of the S&P 500® Index. The Health Care Select Sector Index includes companies in the following industries: pharmaceuticals; health care equipment and supplies; health care providers and services; biotechnology; life sciences tools and services; and health care technology. The Health Care Select Sector Index is one of the nine Select Sector sub-indices of the S&P 500® Index. See “Annex A” below.

The Consumer Staples Select Sector Index is a modified market capitalization-based index that measures the performance of the consumer staples sector of the S&P 500® Index. The consumer Staples Select Sector Index includes companies in the following industries: food and staples retailing; household products; food products; beverages; tobacco; and personal products. The Consumer Staples Select Sector Index is one of the nine Select Sector sub-indices of the S&P 500® Index. See “Annex A” below.

The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. See “Equity Index Descriptions — The S&P 500® Index” in the accompanying underlying supplement no. 1a-I.

•	CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement no. 4a-I. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may apply to amounts treated as interest paid with respect to the notes, if they are recharacterized as debt instruments. You should consult your tax adviser regarding the potential application of FATCA to the notes.

JPMorgan Structured Investments —	TS-5
Relative Value Notes Linked to the Capped Upside Return of an Equally Weighted Basket Consisting of the Financial Select Sector Index, the Health Care Select Sector Index and the Consumer Discretionary Select Sector Index and the Downside Return of the S&P 500® Index

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in either or both Underlyings, the Indices composing the Upside Underlying or any of the component securities of the Indices. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 4a-I and the “Risk Factors” section in the accompanying underlying supplement no. 1a-I.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to any appreciation of the Upside Underlying times the Upside Leverage Factor, subject to the Maximum Return, and any depreciation of the Downside Underlying, from their respective Initial Values to their respective Final Values, and will depend on whether, and the extent to which, the Capped Upside Return and the Downside Return are positive or negative. You will lose some or all of your principal amount at maturity if the Capped Upside Return is not sufficient to offset the Downside Return.

The Capped Upside Return will not be sufficient to offset the Downside Return if:

(a) each Underlying depreciates from its Initial Value to its Final Value,

(b) the Downside Underlying depreciates from its Initial Value to its Final Value while the Upside Underlying remains flat from its Initial Value to its Final Value,

(c) the Downside Underlying depreciates from its Initial Value to its Final Value by a greater percentage than the Upside Leverage Factor times the percentage by which the Upside Underlying appreciates from its Initial Value to its Final Value or

(d) the Downside Underlying depreciates from its Initial Value to its Final Value by a percentage that is greater than the Maximum Return.

For additional clarification, please see “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Underlyings?” in this term sheet.

•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN — Your return, if any, on the notes will not exceed the Maximum Return of 22.20%, regardless of the appreciation of either Underlying, which may be significant.
•	YOU WILL NOT BENEFIT FROM ANY APPRECIATION OF THE DOWNSIDE UNDERLYING — The exposure of the notes to the Downside Underlying is limited to any negative performance of the Downside Underlying. You will receive no benefit from any appreciation of the Downside Underlying, which may be significant.
•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	ANY APPRECIATION OF THE UPSIDE UNDERLYING MAY BE MODERATED OR MORE THAN OFFSET BY ANY DEPRECATION OF THE DOWNSIDE UNDERLYING — The payment at maturity on the notes will be reduced to reflect any depreciation of the Downside Underlying from its Initial Value to its Final Value. This will be true even if the Upside Underlying appreciates from its Initial Value to its Final Value. Therefore, in calculating the payment at maturity, any appreciation of the Upside Underlying may be moderated, or more than offset, by any depreciation of the Downside Underlying.
•	THE NOTES DO NOT REPRESENT AN INVESTMENT IN A BASKET OF THE UNDERLYINGS — Your return on the notes will be determined by reference to any appreciation of the Upside Underlying times the Upside Leverage Factor, subject to the Maximum Return, and any depreciation of the Downside Underlying. You may lose some or all of your principal amount at maturity if the Downside Underlying depreciates. Please see “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Underlyings?” for additional information.
•	CHANGES IN THE VALUES OF THE INDICES INCLUDED IN THE UPSIDE UNDERLYING MAY NOT BE CORRELATED AND MAY OFFSET EACH OTHER, OR CHANGES IN VALUE MAY BE CORRELATED IN A MANNER THAT ADVERSELY AFFECTS ANY PAYMENT ON THE NOTES — Movements in the values of the Indices included in the Upside Underlying may not be correlated with each other. At a time when the value of one or more of these Indices increases, the value of the other Indices may not increase as much or may even decline. Therefore, in calculating the performance of the Upside Underlying, increases in the value of one or more of its Indices may be moderated, or more than offset, by lesser increases or declines in the value of the other Indices. In addition, high correlation of movements in the values of these Indices during periods of negative returns among the Indices could have an adverse effect on any payment on the notes.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could
JPMorgan Structured Investments —	TS-6
Relative Value Notes Linked to the Capped Upside Return of an Equally Weighted Basket Consisting of the Financial Select Sector Index, the Health Care Select Sector Index and the Consumer Discretionary Select Sector Index and the Downside Return of the S&P 500® Index

adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement no. 4a-I for additional information about these risks.

We are also currently one of the companies that make up the Financial Select Sector Index and the S&P 500® Index. We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Financial Select Sector Index , the S&P 500® Index and the notes.

•	JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.
•	JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this term sheet.
•	JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this term sheet for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Underlyings, including:
o	any actual or potential change in our creditworthiness or credit spreads;
o	customary bid-ask spreads for similarly sized trades;
o	secondary market credit spreads for structured debt issuances;
o	the actual and expected volatility of the Underlyings and the Indices composing the Upside Underlying;
o	the time to maturity of the notes;
JPMorgan Structured Investments —	TS-7
Relative Value Notes Linked to the Capped Upside Return of an Equally Weighted Basket Consisting of the Financial Select Sector Index, the Health Care Select Sector Index and the Consumer Discretionary Select Sector Index and the Downside Return of the S&P 500® Index

o	the dividend rates on the equity securities included in the Indices composing the Underlyings;
o	the expected positive or negative correlation between the Upside Underlying and the Downside Underlying, or the expected absence of such correlation;
o	interest and yield rates in the market generally; and
o	a variety of other economic, financial, political, regulatory and judicial events.
•	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities included in the Indices composing the Upside Underlying or included in the Downside Underlying would have.
•	THE FINANCIAL SELECT SECTOR INDEX IS SUBJECT TO RISKS ASSOCIATED WITH THE FINANCIAL SECTOR — All of the equity securities included in the Financial Select Sector Index are issued by companies whose primary line of business is directly associated with the financial sector, including the following industries: diversified financial services; insurance; commercial banks; capital markets; real estate investment trusts (“REITs”); consumer finance; thrifts and mortgage finance; and real estate management and development. The Financial Select Sector Index is concentrated in the financial sector, which means the Financial Select Sector Index will be more affected by the performance of the financial sector than a fund or index that was more diversified.
•	THE HEALTH CARE SELECT SECTOR INDEX IS SUBJECT TO RISKS ASSOCIATED WITH THE HEALTH CARE SECTOR — All of the equity securities included in the Health Care Select Sector Index are issued by companies whose primary line of business is directly associated with the health care sector, including the following industries: pharmaceuticals; health care equipment and supplies; health care providers and services; biotechnology; life sciences tools and services; and health care technology. The Health Care Select Sector Index is concentrated in the health care sector, which means the Health Care Select Sector Index will be more affected by the performance of the health care sector than a fund or index that was more diversified.
•	THE CONSUMER DISCRETIONARY SELECT SECTOR INDEX IS SUBJECT TO RISKS ASSOCIATED WITH THE CONSUMER DISCRETIONARY SECTOR — All of the equity securities included in the Consumer Discretionary Select Sector Index are issued by companies whose primary line of business is directly associated with the consumer discretionary sector, including the following industries: media; retail (specialty, multiline, internet and catalog); hotels, restaurants and leisure; textiles, apparel and luxury goods; household durables; automobiles; auto components; distributors; leisure equipment and products; and diversified consumer services. The Consumer Discretionary Select Sector Index is concentrated in the consumer discretionary sector, which means the Consumer Discretionary Select Sector Index will be more affected by the performance of the consumer discretionary sector than a fund or index that was more diversified.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, JPMS’s estimated value will be provided in the pricing supplement and may be as low as the minimum for JPMS’s estimated value set forth on the cover of this term sheet. Accordingly, you should consider your potential investment in the notes based on the minimum for JPMS’s estimated value.
JPMorgan Structured Investments —	TS-8
Relative Value Notes Linked to the Capped Upside Return of an Equally Weighted Basket Consisting of the Financial Select Sector Index, the Health Care Select Sector Index and the Consumer Discretionary Select Sector Index and the Downside Return of the S&P 500® Index

Historical Information

The following graphs show the historical weekly performance of each Underlying, as well as each Index composing the Upside Underlying, from January 8, 2010 through January 30, 2015. The graph of the historical Upside Underlying performance assumes the Pricing Date was January 8, 2010 (and therefore the Underlying Value on that date was 100). The closing level of the Financial Select Sector Index on February 2, 2015 was 233.51. The closing level of the Health Care Select Sector Index on February 2, 2015 was 699.87. The closing level of the Consumer Discretionary Select Sector Index on February 2, 2015 was 709.56. The closing level of the S&P 500® Index on February 2, 2015 was 2,020.85.

We obtained the closing levels of the Indices below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The historical closing levels of each Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of any Index on the Pricing Date or on any Ending Averaging Date. We cannot give you assurance that the performances of the Underlyings will result in the return of any of your principal amount.

JPMorgan Structured Investments —	TS-9
Relative Value Notes Linked to the Capped Upside Return of an Equally Weighted Basket Consisting of the Financial Select Sector Index, the Health Care Select Sector Index and the Consumer Discretionary Select Sector Index and the Downside Return of the S&P 500® Index

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives

JPMorgan Structured Investments —	TS-10
Relative Value Notes Linked to the Capped Upside Return of an Equally Weighted Basket Consisting of the Financial Select Sector Index, the Health Care Select Sector Index and the Consumer Discretionary Select Sector Index and the Downside Return of the S&P 500® Index

underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this term sheet. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Underlyings?” in this term sheet for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Linked to the Underlyings” in this term sheet for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

JPMorgan Structured Investments —	TS-11
Relative Value Notes Linked to the Capped Upside Return of an Equally Weighted Basket Consisting of the Financial Select Sector Index, the Health Care Select Sector Index and the Consumer Discretionary Select Sector Index and the Downside Return of the S&P 500® Index

Annex A

The Select Sector Indices

We have derived all information contained in this term sheet regarding the Financial Select Sector Index, the Health Care Select Sector Index and the Consumer Discretionary Select Sector Index (each, a “Select Sector Index” and collectively, the “Select Sector Indices”), including, without limitation, their make-up, method of calculation and changes in their components, from publicly available information, without independent verification.  This information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC or BofA Merrill Lynch Research, as index compilation agent.

The Consumer Discretionary Select Sector Index

The Consumer Discretionary Select Sector Index is a modified market capitalization-based index that measures the performance of the consumer discretionary sector of the S&P 500® Index.  The Consumer Discretionary Select Sector Index includes companies in the following industries: media; retail (specialty, multiline, internet and catalog); hotels, restaurants and leisure; textiles; apparel and luxury goods; household durables; automobiles; auto components; distributors; leisure equipment and products; and diversified consumer services.  The Consumer Discretionary Select Sector Index is one of the nine Select Sector sub-indices of the S&P 500® Index.

The Financial Select Sector Index

The Financial Select Sector Index is a modified market capitalization-based index that measures the performance of the financial sector of the S&P 500® Index.  The Financial Select Sector Index includes companies in the following industries: diversified financial services; insurance; commercial banks; capital markets; REITs; consumer finance; thrifts and mortgage finance; and real estate management and development.  The Financial Select Sector Index is one of the nine Select Sector sub-indices of the S&P 500® Index.

The Health Care Select Sector Index

The Health Care Select Sector Index is a modified market capitalization-based index that measures the performance of the health care sector of the S&P 500® Index.  The Health Care Select Sector Index includes companies in the following industries: pharmaceuticals; health care equipment and supplies; health care providers and services; biotechnology; life sciences tools and services; and health care technology.  The Health Care Select Sector Index is one of the nine Select Sector sub-indices of the S&P 500® Index.

Additional Information about the Select Sector Indices

For more information on the index calculation methodology used to formulate the Select Sector Indices, see “Equity Index Descriptions — The Select Sector Indices” in the accompanying underlying supplement no. 1a-I. For purposes of this term sheet, all references to the Select Sector Index contained in the accompanying underlying supplement are deemed to include the Financial Select Sector Index, the Health Care Select Sector Index and the Consumer Discretionary Select Sector Index.

JPMorgan Structured Investments —	TS-12
Relative Value Notes Linked to the Capped Upside Return of an Equally Weighted Basket Consisting of the Financial Select Sector Index, the Health Care Select Sector Index and the Consumer Discretionary Select Sector Index and the Downside Return of the S&P 500® Index